Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Tonix Pharmaceuticals Holding Corp. on Form S-1 (No. 333-220749), Form S-3 (No. 333-197824) and Form S-8 (Nos. 333-219928, 333-212300 and 333-202006) of our report dated March 9, 2018, on our audit of the consolidated financial statements as of December 31, 2017 and 2016 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 9, 2018. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EisnerAmper LLP

EisnerAmper LLP

New York, New York

March 9, 2018